Exhibit 99.2



            Comments for Second Quarter 2004 Earnings Conference Call
                       Thursday, August 5, 2004 @ 10:30 am


Dial In # 888-552-7850              International Dial in #: 706-645-9166
Conference ID #: 4885686
Replay #: 800-642-1687              International Replay #: 706-645-9291
Access Code: 8237080
Replay will last through August 10, 2004

1. Introduction (G. Laskaris)

Note: Conference Call Host will read the Disclaimer.

- Welcome to KeySpan's Second Quarter 2004 Earnings Conference Call. I hope you had a chance to see Bob Catell on CNBC early this morning when he announced second quarter earnings results.

-    Please note that our 10-Q was filed this morning with the SEC.

- A copy of the Earnings Press Release is available on our web site if you have not already received an email or fax copy.

-    Our conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments.

- Robert Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

- Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.

Opening Comments  (Bob Catell)

Thank you and good morning. I am pleased to report that KeySpan had a strong second quarter, ahead of expectations, and significantly exceeding last year's results. This performance builds upon our solid first quarter earnings and continues to be driven by the strength of our core gas and electric businesses. Our gas distribution business continues to grow as we add new customers, while our electric services business is now cooling New York City and Long Island with reliable power, helped by the addition to our Ravenswood generating facility.

We continue to execute on our commitment of reducing our ownership interests in our non-core assets and made significant progress in the quarter. In regard to KeySpan's transaction with Houston Exploration, I am pleased that we were able to create a significant amount of additional value for shareholders of both companies.

We further enhanced KeySpan's financial position as we improved our balance sheet and liquidity position considerably. We also continue to remain focused on both capital and expense efficiency throughout our business.

For KeySpan, the second quarter is a transition period as we move from the winter heating season and prepare for the summer cooling season. Historically, a significant portion of our profits are made in the 1st and the 4th quarters of the year. Our strategic New York City and Long Island generation portfolio has undergone its annual maintenance conditioning and is ready for what we hope will be a long, hot summer season.


Let me begin with a discussion of our second quarter earnings: On a consolidated basis for the second quarter, we reported results of $0.28 per share or $44 million, as compared to $0.17 per share or $27 million for the same period last year. As we will discuss in more detail later, these 2004 results exclude the impact of the second quarter gains associated with the successful non-core asset transactions around Houston Exploration and KeySpan Canada. Also excluded was the non-cash "ceiling test" writedown in KeySpan's E&P subsidiaries. Similarly, results for the 2nd quarter of 2003 exclude the impact of the initial selldown of KeySpan Canada.


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


In terms of operating income, second quarter results increased $33 million or 24%, led by the solid performance of our gas distribution and electric services businesses. The gas distribution segment benefited from customer additions and continued oil to gas conversions, which remain strong throughout our service territories, as well as from the rate increase in our New England territory. The electric business benefited from higher net energy margins, resulting, in part, from the 250 MW addition at our Ravenswood generating facility and warmer weather during the quarter. In addition, our energy investments segment, led by Houston Exploration, benefited from both higher natural gas production volumes and realized gas prices. And finally, we narrowed the loss in Energy Services for the quarter compared to last year -- an improvement, but still not acceptable.


In terms of our non-core assets, we reduced our ownership interest in Houston Exploration from 55% to 23.5% through a transaction where we exchanged 10.8 million shares of our Houston Exploration stock for 100% of Seneca Upshur, previously a subsidiary of Houston Exploration. The transaction was valued at $449 million, and represented an important step in restructuring our interest in Houston Exploration. We intend to grow Seneca Upshur through additional investments in energy-related assets that support our core businesses and are consistent with our financial objectives and geographic and risk profile.

We also successfully sold a second tranche of our holdings in KeySpan Canada through the income trust structure which was initiated last year, further reducing our ownership level from 61% to 25%. These transactions are consistent with our commitments regarding our non-core assets.

We have also made progress on several other projects:

- Our new Ravenswood generating unit achieved commercial operation in May, and we secured financing with a leveraged lease agreement of approximately $385 million, which Gerry will describe in greater detail.



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


- The proposed upgrade of our LNG facility in Rhode Island to receive marine deliveries and to triple its vaporization capability continues to move forward. At the end of April, we filed our application with FERC for operation in winter 2006. We are pleased with the high level of support we continue to receive for this project.

- We have also made progress on the proposed Islander East pipeline project, in which we are in partnership with Duke Energy to bring a new supply of gas through Connecticut to Long Island. In May, the U.S. Department of Commerce granted the coastal zone management authorization that we were seeking. We are continuing to work through the process to receive the Clean Water Act authorization, which is the final permit required for construction of this critical Northeast supply source.

All of these steps are further evidence of the effective execution of our strategy.

At this time, I will turn the call over to Bob Fani who will review our operations.







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


Operational Update  (Bob Fani)

Thanks, Bob, and good morning.

Looking at the operational highlights of our businesses, let's start with the gas distribution business which serves our New York City, Long Island and New England regions.

Our Gas Distribution segment reported operating income of $35 million for the second quarter, an increase of 11% over the same period last year. Year to date results of approximately $415 million were up 4% over last year. These results benefited from new load growth and the rate increase in the New England service territory.

Net revenues for 2004 year-to-date increased by approximately $32 million, benefiting from new customer additions, oil-to-gas conversions, and the New England rate increase. The contribution of this rate increase, which became effective last November, was $20.7 million. We achieved this growth even though the weather for the first six months was approximately 7% warmer than last year.

The increase in net revenues for the same six months was partially offset by an increase in operating expenses of $14 million or 3%, primarily due to higher employee benefit costs, specifically pension and other postretirement benefits and employee severance costs.

During the quarter we continued our aggressive sales program despite the challenge of higher gas prices.


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


In the first half of the year we have completed more than 20,000 gas installations, which result in approximately $20 million in new annual gross profit margin. We have established an aggressive annual goal of $55 million in new gross profit margin and expect to be at or near that target despite the high gas price environment. Specifically, in New York City, we added $6.5 million in new gross profit margin, $7.2 million on Long Island and $6.7 million in our New England service territory.

In preparation for the next heating season, we are currently above plan levels with regards to storage levels for natural gas.


Moving now to the Electric Business...which provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long term contracts... I am pleased with the results of the electric segment which reported operating income of approximately $68 million for the quarter, an increase of $16 million or 30%. On a year to date basis, operating income is up 25%. These positive results were due to the addition of the 250 MW facility at Ravenswood, which began commercial operation in May, and warmer weather.

Net revenues from Ravenswood increased $25 million for the second quarter reflecting both higher energy margins of $17.5 million and greater capacity revenues of $7.5 million.

The increase in energy margins reflects an increase in energy sales of 652,000 Mwhrs or 65%, as well as an almost doubling of spark spreads compared to last year. The increase in energy sales is primarily due to the operation of the new 250 MW combined cycle generating plant at the Ravenswood facility, as well as the 70% warmer weather in the second quarter compared to last year, but only 4.5% warmer than normal. Although this weather impact appears to be a substantial increase, we must remember it occurred in the shoulder months of the cooling season, and that last year was cooler than normal.


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


The increase in capacity revenues for both the quarter and year-to-date reflects both the Ravenswood addition as well as the revision to the NY ISO's capacity market procurement design which became effective May 2003. Under this new methodology, seasonal generator price caps were established where the price caps in the summer are higher than those in the winter. Since this revised capacity market did not take place until late in the second quarter of 2003, Ravenswood's effective price cap for the quarter was higher than the effective price cap in the second quarter of 2003.

These increases in revenue were offset by a modest increase in operating expenses of 2% in the second quarter of 2004 due to higher property taxes associated with the LIPA contracts, and partially offset by the O&M reduction of recording the Ravenswood facility lease on the balance sheet as debt at the close of last year.

Adding to Ravenswood's results, our performance under our contracts with LIPA continues as planned. Speaking of LIPA, we have entered into a settlement agreement which was filed with the Federal Energy Regulatory Commission, on revised electric generation rates. The settlement agreement reflects rates that will produce a return on equity of 9.5% and a revenue decrease of approximately $4 million or 1% in 2004 as compared to rates charged in 2003. This settlement provides our shareholders with stable earnings for the next five years, and the revenue reduction will have a minimal impact on earnings, since it is virtually all related to rate allowances for true-up items such as property taxes, pension and OPEBs. This filing is subject to FERC's approval.

During the second quarter, we completed the annual maintenance preparation on our generation portfolio, and the plants are available for the demands of summer and its air conditioning load. Weather, however, for the month of July has been cooler than normal.

In addition, in the forward market at Ravenswood, we have hedges in place for approximately 50% of our on-peak summer output, consistent with our hedging strategy goal. These hedges are at values in line with our internal forecast.


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


Turning now to the Energy Services segment, which is comprised of the operations of Home Energy Services and Business Solutions. This segment reported an operating loss of $4.9 million for the quarter, an improvement of $5.5 million over the prior year. Business Solutions reported an improved quarter, largely due to slightly better business conditions, improved project profit margins and cost reduction measures. Total backlog increased 35% to $635 million compared to $469 million last year, due to recent project awards and the BR+A acquisition completed in the third quarter of 2003. These results are below expectations. We are still undergoing significant evaluation and review of this segment and the performance of its components, and will take appropriate action.


And, moving to our Energy Investments segment...which includes the Company's gas exploration and production operations as well as our portfolio of other energy-related investments.

It should be noted that KeySpan's E&P operations now consist of our 23.5% ownership interest in Houston Exploration, our continued ownership of the exploration and production joint venture with Houston Exploration, and our 100% ownership interest in the newly acquired Seneca-Upshur.

The exploration and production operations reported income from operations of $60 million, an increase of approximately $9 million in the second quarter, due to an 18% increase in both production volumes and average realized gas prices. These positive results were offset by the non-cash ceiling test charge of $48.2 million in KeySpan's remaining exploration and production subsidiaries to recognize the reduced valuation of its proved reserves. Since Houston Exploration is now accounted for on the equity method of accounting, its reserves were not included in the ceiling test.

To address gas price volatility, Houston Exploration has hedged for the year approximately 70% of its 2004 production volumes.

Our other energy investments in this segment include our remaining 25% ownership interest in KeySpan Canada, our 20% interest in the Iroquois pipeline, our LNG facility in Rhode Island and our 50% interest in the Northern Ireland Premier pipeline. Operating income for these investments declined by $4 million, as expected, reflecting our reduced ownership interest in KeySpan Canada.

I will now turn it over to Gerry for a financial review of our results for the quarter and year-to-date.


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


Earnings Results   (Gerry Luterman)

Thanks, Bob, and good morning.

This quarter, the Company continued to strengthen its financial position through its excellent operational performance, the reduction of its ownership interest in non-core businesses, as well as certain other financial accomplishments.

First, let's discuss the changes to our non-core assets:

During the quarter, we sold an additional 36% of our ownership interest in the KeySpan Canada gas processing business through the Canadian Income Fund set up last year, reducing our holdings from 61% to 25%. This deal closed on April 1st at a 26% premium to the first tranche and yielded net proceeds of approximately $135 million and an after-tax gain of $10 million or $0.06 per share. In July, the KeySpan Facilities Income Fund acquired the midstream asset of Chevron Canada Midstream Inc, through the issuance of additional shares in the Income Trust, further diluting KeySpan's ownership of KeySpan Canada to its current level of 17.4%

This was followed in June 2004, when we exchanged 10.8 million of our shares of Houston Exploration common stock for all the shares of Seneca-Upshur Petroleum, Inc. a wholly-owned subsidiary of THX. Seneca Upshur's assets consist of long-lived Appalachian producing assets with reserves of 50 Bcf, valued at $60 million and $389 million in cash. This transaction reduced our interest in THX from 55% to 23.5% and resulted in a gain of $150 million. Due to the reduction of ownership in both the Company's exploration & production and Canadian operations, these businesses will now be reported on the equity method of accounting rather than on a consolidated basis. Due to this change, a $44 million deferred tax provision was recorded in connection with KeySpan's remaining investment in Houston Exploration. Including this deferred tax provision, KeySpan's recorded a gain of $106 million or $0.66 per share.

Building on this, we continued to strengthen the balance sheet and financial position by lowering debt levels. At the end of the second quarter, our debt-to-total-capitalization ratio, as calculated by our credit facilities, improved to 52.7%, as compared to 56.1% at March 30, 2004, an improvement of over 300 basis points. On a GAAP basis, the debt to total cap ratio was 56.7% at the end of the quarter, as compared to 59.8% at the end of the first quarter. I would like to further note that we are in the process of undertaking a bond redemption that should close this month, which will bring our debt-to-cap ratio down by 400 basis points.


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


In terms of free cash flow - an important measure of our financial performance - we continue to see improvements. On a consolidated basis for the first half of the year, our free cash flow from operations less capex increased by approximately $229 million to approximately $373 million in 2004, compared to
$144 million last year....  with $205 million of this increase  associated  with our core operations. This was primarily due to higher cash earnings and higher cash flow from exploration and production activities.

We have decreased capital expenditures by $14 million or 3% in the first half of 2004 as compared to 2003. Excluding our E&P operations, capex decreased by approximately $10 million, to $287 million in 2004 year-to-date from $296 million in 2003 for the first half of the year.

In terms of making significant progress on other quarterly financial items:

- As Bob mentioned, we have closed on the financing of the new Ravenswood generating unit, by replacing outstanding commercial paper with the proceeds from a sale/leaseback transaction. We closed on both the debt and equity components associated with the lease at the end of May. This transaction was accounted for as an operating lease in accordance with SFAS 98 with an initial 36-year term. This structure is very efficient, with a 4.5% financing cost to the corporation. As part of this financing, we recorded a pre-tax gain of $12.6 million, or $0.05 per share after tax, on the settlement of the Treasury lock associated with this transaction.

- During the quarter, KeySpan closed on a credit facility of $640 million for 5 years. This facility replaced an existing $450 million, 1-year facility which expired in June, and allowed the Company to reduce bank commitments by $190 million in its existing 3-year, $850 million facility due in June 2006. As a result, the Company has $660 million committed for 2 years, and another $640 million committed for 5 years. The new credit facility is provided by a syndicate of 16 banks and was oversubscribed. We are very pleased with the reception we received, significantly reducing liquidity risk associated with the commercial paper program.


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


- As noted earlier, we will be redeeming approximately $760 million of outstanding bonds this month, as part of KeySpan's financial strategy to further strengthen the balance sheet. These bonds are largely the $700 million medium-term notes maturing in November next year, and associated with the Eastern Enterprise transaction consummated in 2000.

Looking at other financial statement items:

We are once again reaffirming our commitment to our dividend of $1.78 per share, currently yielding to our shareholders approximately 5%. In this context, our Board declared a quarterly cash dividend of $0.445 per share, paid on August 1st to shareholders of record as of July 16th.

Finally, our earnings guidance for 2004 remains at $2.55 to $2.75 per share, as we announced in December 2003, excluding the special items for E&P and the Canadian assets. Earnings from continuing core operations are forecasted to be in the range of $2.20 to $2.30 per share. Despite our reduced ownership in Houston Exploration, earnings from exploration and production operations are forecasted in the range of $0.35 to $0.45 per share, due to both higher production volumes and realized gas prices.

I will now turn it back to Bob for some closing comments.

Closing Comments  (Bob Catell)

Thank you, Gerry, for the financial update.

With half of the year behind us, we continue to focus on growing our core businesses in the Northeast. We are adding new customers through our gas conversion program throughout our service areas, and the new addition to Ravenswood is contributing to earnings. We will continue to strengthen our financial position and maintain our `A' quality credit rating, supported by strong operational performance of our segments and the disposition of our non-core businesses. The reinvestment and growth in our core businesses, in addition to our 5% dividend yield, will continue to provide excellent value to our shareholders.

Thank you.


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